Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 4, 2022, with respect to the consolidated financial statements of SIGNA Sports United GmbH, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Düsseldorf, Germany

June 13, 2022